Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements:

1.	Registration Statement (Form F-3 No. 333-235239) of QIWI plc,
2.	Registration Statement (Form S-8 No. 333-212441) pertaining to the 2015 Employee Restricted Stock Units Plan of QIWI plc, and
3.	Registration Statement (Form S-8 No. 333-190918) pertaining to the Amended and Restated Employee Stock Option Plan of QIWI plc;

of our reports dated March 31, 2023, with respect to the consolidated statement of financial position of QIWI plc and its subsidiaries (“the Group”) as of December 31, 2022 and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting of QIWI plc  as of December 31, 2022, which reports appear in the December 31, 2022 annual report on Form 20-F of QIWI plc.

Our report dated March 31, 2023, on the effectiveness of internal control over financial reporting as of December 31, 2022, contains an explanatory paragraph that states that the Group acquired RealWeb group during 2022, and management excluded from its assessment of the effectiveness of the RealWeb group’s internal control over financial reporting associated with, excluding goodwill, 6.8% of total assets and 1.8% of total revenue included in the consolidated financial statements of the Group as of and for the year ended December 31, 2022. Our audit of internal control over financial reporting of the Group also excluded an evaluation of the internal control over financial reporting of RealWeb group.

/s/ JSC “Kept”

Moscow, Russia
March 31, 2023